[HEALTHDYNE LOGO]                                                  EXHIBIT 10.37


January 27, 1994


Mr. Robert M. Johnson
4160 Coralee Lane
Lafayette, California 94549

Re:  Offer of Employment

Dear Bob:

It is my pleasure to confirm our offer to you for the position of Vice President Business Development on behalf of Healthdyne Technologies, Inc. ("Healthdyne Technologies" or "Company"), which employment is to commence on or about February 15, 1994.

Your initial base salary will be $4,807.69 (gross before deductions) payable on a bi-weekly basis, which is equivalent to approximately $125,000 per annum. Future salary adjustments and assignment of job responsibilities shall be based upon individual and Company performance. You also will be eligible to participate in any applicable Company bonus program with a base bonus amount equal to twenty-five percent (25%) of the base salary paid to you in accordance with the terms of such program in effect from time to time.

As an incentive to enter into the employment of Healthdyne Technologies, the Company also agrees to pay you a bonus in the amount of $15,000 (gross before deductions). This payment will be made to you within thirty (30) days following the commencement of your employment with the Company.

This offer of employment also includes a commitment from the Company to guarantee to you an additional bonus in the amount of $10,000 (gross before deductions). This amount will be paid to you upon the completion of your relocation from Lafayette, California to the Marietta, Georgia area, and is conditioned on your status as an active employee on the date of payment.

You will be eligible to participate in the customary benefits offered to other employees in similar positions the first pay period following thirty (30) days of employment. A summary of these benefits is enclosed. More detailed enrollment information will be sent to you shortly after you begin employment. If you accept this offer, you may receive copies of Company policies and procedures in effect from time to time and agree to abide by same, realizing that changes can occur at any time and that such policies and procedures are not to be construed as a contract of employment. You will also be reimbursed for your reasonable business expenses in accordance with Company policy.

Vacation will accrue at the rate of 1.25 days per month, which is equivalent to 15 days or three (3) weeks per year.

Mr. Robert M. Johnson
January 27, 1994
Page 2



The Company will also reimburse you for your actual expenses incurred in maintaining your COBRA coverage from your previous employer for a period of thirty (30) days from your date of hire. Depending on whether you have elected individual or family COBRA coverage, the Company will reimburse you up to a maximum of $126.04 for single coverage and $409.61 for family coverage per month.

You will be eligible to participate in Healthdyne Technologies Retirement Benefit Award under the terms and conditions of this plan, with the exception that you will become twenty-five percent (25%) vested in the plan following five (5) years of service with the Company, with additional vesting of five percent (5%) for each year of completed service in excess of five (5) years.

The Company will make a recommendation to the Company's Stock Option Committee that you be granted a stock option to purchase 10,000 shares of Healthdyne Technologies Common Stock. Such stock option will be subject to the standard terms and conditions of the Company's applicable stock option plan.

In connection with your relocation from your current residence located at 4160 Coralee Lane, Lafayette, California to the Marietta, Georgia area, the following relocation benefits will be provided to you as a condition of your employment:

- Reimbursement for expenses associated with movement of household goods, storage, appliance servicing, transportation, house hunting trips, temporary lodging and living expenses, purchase of new residence, and interim house expenses will be in accordance with the Healthdyne Relocation Policy (copy enclosed) as described on Pages 1 and through 6 of the Policy.

- You will also be eligible for reimbursement of expenses associated with the sale of your current residence in Lafayette, California. Eligible expenses are defined on Page 7 Section II.A.2. (Sale of Former Residence) of the Healthdyne Relocation Policy.

- Tax protection will also be offered for relocation expenses resulting in non-deductible taxable income as defined on Page 6 in Section 5. (Tax Effects) of the Healthdyne Relocation Policy.

Should you voluntarily elect to leave the employee of Healthdyne Technologies within the first twenty-four (24) months of employment with the Company, you will be required to repay to the Company the relocation expenses incurred and paid on your behalf through the date of your termination of employment. The specific amount of relocation expenses to be repaid to the Company will decline over time in accordance with the following schedule:

Mr. Robert M. Johnson
January 27, 1994
Page 3



       Period of Employment with       Percentage of Relocation Expenses
        Healthdyne Technologies        Payable to Healthdyne Technologies
              0 - 12 months                         100%
             13 - 18 months                          50%
             19 - 24 months                          25%
       Greater than 24 months                         0%

A special severance arrangement is included in this offer of employment. This special severance arrangement will become effective and the payments and benefits, described below, will be provided to you only if your employment with the Company is terminated by the Company due to the elimination of your job, through no fault of your own, with no offer of a comparable position within the Company or Healthdyne, Inc. This special severance arrangement will not apply if your employment with the Company is terminated for performance-related reasons, voluntary resignation, death, disability, retirement, discharge for cause, lack of a comparable position upon return from a leave of absence, and change of control of Healthdyne, Inc.

Under this special severance arrangement, if such termination of employment occurs during the initial twelve (12) months of your employment with the Company, you are eligible to receive your regular base salary, in effect at the time of your termination, for a period of six (6) months from the date of your termination of employment. If such termination of employment occurs during the subsequent twelve (12) months of your employment with the Company, the severance payments would be made to you for a period of three (3) months from the date of your termination of employment. Following the twenty-fourth (24th) month of your employment, your severance eligibility and amount of severance pay will be consistent with the terms and conditions of the Company's Severance Pay Policy in effect at that time. These severance payments will be made to you in regular installments consistent with our normal payroll cycle. Your existing medical and life insurance benefits will continue at the normal contribution rate for you and your dependents during the period of severance pay.

Severance payments will cease prior to the applicable six (6) or three (3) month periods described above if, during the period of severance pay, you violate or do not comply with any of the terms and conditions specified in the Healthdyne Confidentiality Agreement and the Addendum to Healthdyne Confidentiality Agreement, or you do not cooperate with the Company in taking all means reasonably possible to insure the rights and interest of the Company are fully protected and preserved. In order to receive the severance pay and benefits described above, you will be required to release the Company from any and all other claims, demands, or causes of action. This release must be executed prior to the receipt of the first severance pay installment.

This offer is contingent upon your signing the Company's Confidentiality Agreement and the Addendum to the Company's Confidentiality Agreement attached hereto. Please indicate your acceptance to the terms stated herein by signing the acceptance below and returning this letter, along with an executed original of the attached Agreements to me in the enclosed self-addressed envelope. Please retain a copy of the fully executed Agreements for your records.

Mr. Robert M. Johnson
January 27, 1994
Page 4



I look forward to your joining Healthdyne Technologies and believe the relationship will be mutually rewarding. I am confident these arrangements will be satisfactory to you and I look forward to receiving your acceptance of our offer of employment.

Sincerely,

/s/ Craig B. Reynolds

Craig B. Reynolds
President and Chief Executive Officer



                                   ACCEPTANCE

I have read and understand the foregoing which constitutes the complete, entire and exclusive statement of the agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I accept employment at will with the Company subject to the terms and conditions contained herein.


/s/ Robert M. Johnson                            January 29, 1994
---------------------                            ----------------
Robert M. Johnson                                Date

 .

[HEALTHDYNE LOGO]

January 28, 1994

                                                              By Federal Express

Mr. Robert M. Johnson
4160 Coralee Lane
Lafayette, California  94549

Re:  Offer of Employment

Dear Bob:

This correspondence will confirm your conversation with Craig Reynolds and serve as an addendum to Craig's letter to you of January 27, 1994.

The offer of employment extended to you on behalf of Healthdyne Technologies ("Company") will be for the position of Senior Vice President Business Development.

Healthdyne, Inc. will make a recommendation to the Healthdyne, Inc. Stock Option Committee that you be granted a stock option to purchase 10,000 shares of Healthdyne, Inc. Common Stock. Such stock option will be subject to the standard terms and conditions of the applicable Healthdyne stock option plan. This is in addition to the recommendation to be made to the Healthdyne Technologies, Inc. Stock Option Committee that you be granted a stock option to purchase 10,000 shares of Healthdyne Technologies Common Stock.

Reimbursement of expenses associated with temporary lodging, living expenses and periodic trips home will be extended for a period of three (3) months. Should your wife reside with you during this period, her lodging and living expenses will be reimbursed under the same guidelines as your lodging and living expenses.

You are eligible for a merit-based salary increase effective on the one-year anniversary date of your employment with the Company. This offer of employment includes a commitment that the amount of salary increase on that date will be twelve percent (12%) of your base salary.

The reference of "performance related reasons" will be removed from the special severance arrangement, therefore, the special severance arrangement will not apply if your employment with the company is terminated for reasons of voluntary resignation, death, disability, retirement, discharge for cause, lack of a comparable job upon return from a leave of absence, or change of control of Healthdyne, Inc.

The amount of severance pay under this special severance arrangement has been revised as follows: If such termination of employment occurs during the initial twelve (12) months of your

---------------------------

              1850 Parkway Place, Marietta, Georgia  30067-8274 -
                      (404) 423-4500 - FAX: (404) 423-8849

Mr. Robert M. Johnson
January 28, 1994
Page Two




employment with the Company, you are eligible to receive your regular base salary, in effect at the time of your termination, for a period of six (6) months from the date of your termination of employment. If such termination of employment occurs during the thirteenth (13th) through eighteenth (18th) month of your employment, the severance payments would be made to you for a period of four (4) months. If such termination of employment occurs after the eighteenth
(18th) month of your employment with the Company, the severance payments would be made to you for a period of three (3) months from the date of your termination of employment.

Bob, I am pleased to offer these additional considerations to you as part of your offer of employment. Please indicate your acceptance of these additional terms stated herein by signing the acceptance below and returning this letter to me in the enclosed self-addressed envelope. Please retain a copy of the fully executed letter for your records.

I look forward to working with you.  Please do not hesitate to contact me at
(404) 423-8192 if I can answer any questions you may have.

Sincerely,


/s/ Thornton A. Kuntz, Jr.

Thornton A. Kuntz, Jr.
Vice President Administration

c.  C. Reynolds


                                   ACCEPTANCE

I have read and understand the foregoing which constitutes the complete, entire and exclusive statement of the agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject manner of this agreement. I accept employment at will with the Company subject to the terms and conditions contained herein.





/s/ Robert M. Johnson                     January 29, 1994
-----------------------------------       ----------------------------
Robert M. Johnson                         Date